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                                                                    Exhibit 4.14

                                 [FORM OF NOTE]

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            THIS NOTE (AND THE SHARES OF COMMON STOCK ISSUABLE UPON
          CONVERSION OF THIS NOTE) HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND
          MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO
          AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN APPLICABLE
             EXEMPTION FROM THE REQUIREMENTS OF, SUCH ACT OR STATE
                                SECURITIES LAWS.

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                                   ACTERNA LLC

                   Senior Secured Convertible Notes Due 2007,
                   Series 2-[A][B][C][D][E][F][G][H][I][J][K]

No. [__________]
Date of Issuance:  [__________]

                                                                   $[__________]

         Acterna LLC (together with its successors and assigns, the "Company"), a Delaware limited liability company wholly-owned and controlled by Acterna Corporation (together with its successors and assigns, the "Parent"), hereby promises to pay to [____________________], or registered assigns, the principal sum of [____________________] United States Dollars ($[__________]) (the
"Principal Amount") on December 31, 2007 (the "Maturity Date") or, if such date is not a Business Day, the next succeeding Business Day.

         1. Interest. The Company promises to pay interest semi-annually, in arrears, on each March 31st and September 30th (each, an "Interest Payment Date") of each year (commencing on the later of March 31, 2003 and the Interest Payment Date next succeeding the date of issuance of this Note) at the rate of [__] percent ([__]%) per annum (the "Interest Rate"), until the Principal Amount of this Note shall have become due and payable. Interest on this Note shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Investment Agreement, be paid to the Holder in whose name this Note is registered at the close of business on the applicable Interest Payment Date. Any overdue installment of interest or payment of any Principal Amount (the due date of such installment or payment to be determined without giving effect to any grace period) shall be payable

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upon demand and shall bear interest at a rate per annum equal to the lesser of
(x) the highest rate allowed by applicable law and (y) the Interest Rate plus two percent (2%).

         2. Method of Payment.

                (a) Payments of principal and accrued and unpaid interest on this Note shall be made by wire transfer of immediately available funds to an account designated in writing by the Holder to whom such payment is due.

                (b) Notwithstanding the foregoing, at the option of the Company, payments of accrued and unpaid interest may be made by the issuance of an additional Note (i) substantially in the form of this Note, (ii) registered in the name of the Holder, (iii) bearing interest at the Interest Rate and (iv) having a face value equal to the amount of the applicable interest payment. In the event that a payment of accrued and unpaid interest is made by the Company through the issuance of an additional Note as provided in the previous sentence, such interest payment shall be deemed paid in full and shall not constitute an overdue installment of interest.

         3. The Investment Agreement. This Note is one of the duly-authorized issue of Senior Secured Convertible Notes Due 2007, Series 2 of the Company (collectively, the "Notes") issued under that certain Investment Agreement, dated as of August 5, 2002 (as amended, supplemented or otherwise modified from time to time, the "Investment Agreement"), among the Parent, the Company and CD&R VI (Barbados), Ltd. (the "Initial Holder"), and reference is hereby made to the Investment Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Parent, the Company (and any other obligor upon the Notes) and each Holder, and of the terms upon which the Notes are, and are to be, delivered. The terms of the Notes include those stated in the Investment Agreement. The Notes are subject to all such terms, and Holders are referred to the Investment Agreement for a statement of such terms. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Investment Agreement, the terms of the Investment Agreement shall control and govern.

         Defined terms used in this Note without definition have the meanings given to them in the Investment Agreement.

         The Company will furnish to any Holder, without charge, upon the written request of such Holder, a copy of the Investment Agreement. Requests may be made to:

                Acterna LLC
                20410 Observation Drive

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                Germantown, Maryland  20876
                Attn:  General Counsel

         4. Guarantees and Collateral. This Note is entitled to the benefits of
(a) certain Liens on certain assets and property of the Parent, the Company and certain Subsidiaries of the Company and (b) Note Guarantees of the Parent and certain Subsidiaries of the Company made for the benefit of the Holders. Reference is made to the Investment Agreement and (if applicable) to the Guarantee and Collateral Agreement referred to in the Investment Agreement. Neither the Parent, the Company nor any Subsidiary of the Company shall be required to make any notation on this Note to reflect any such Lien or Note Guarantee or any release, termination or discharge thereof.

         5. Conversion.

                (a) Subject to and upon the terms set forth in the Investment Agreement, at the option of the Holder hereof, this Note may be converted into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock at the Conversion Rate in effect at the time of conversion. Such conversion right shall commence on the initial issuance date of this Note and expire at the close of business on the Maturity Date. The rate at which shares of Common Stock shall be delivered upon conversion (the "Conversion Rate") shall be initially [_________________________] [(____)] shares of Common Stock for each $1,000 Principal Amount of Notes. The Conversion Rate will be adjusted by the Company in certain instances as provided in the Investment Agreement. (An "increase" or "decrease" in the Conversion Rate means that the number of shares of Common stock issuable upon conversion of each $1,000 of Principal Amount of this Note will be increased or decreased, as appropriate.)

                (b) In case this Note (or portion hereof) is called for redemption at the election of the Company or the Holder hereof exercises his right to require the Company to repurchase the Note following a Change of Control, the conversion right in respect of the Note, or portion thereof so called, will expire at the close of business on the Business Day prior to the Redemption Date or the Change of Control Payment Date, as the case may be, unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be.

         6. Optional Redemption. Subject to and upon the terms set forth in the Investment Agreement, the Company may, at its option, redeem (each, an "Optional Redemption") the Notes at any time, in whole or in part, without penalty or premium, in a minimum aggregate Principal Amount of $1,000,000 (or, if the aggregate outstanding Principal Amount of the Notes is less than $1,000,000 at such time, then such Principal

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Amount) and in integral multiples of $1,000,000, or in whole, in each case together with accrued but unpaid interest on such Principal Amount to the date of redemption.

         7. Repurchases. Subject to and upon the terms set forth in the Investment Agreement, the Company shall offer to repurchase the Notes in the event of a change of control and upon certain asset dispositions.

         8. Issuance of Warrants Upon Early Redemption or Repurchase. Subject to and upon the terms set forth in the Investment Agreement, upon the consummation of any redemption or repurchase of Notes prior to the Maturity Date (whether pursuant to Article VI and Section 8.4 or otherwise), the Parent shall, at its own expense issue and deliver Warrants to the Holders of the Notes so redeemed or repurchased. Each Warrant shall (a) expire on the Maturity Date, (b) have an initial exercise price, subject to adjustment in accordance with its terms, equal to the Conversion Price in effect immediately prior to such repurchase or redemption and (c) entitle its Holder to purchase a number of shares of Common Stock (or other property) equal to the number of shares of Common Stock (or other property) into which such Holder's Notes were convertible immediately prior to their redemption or repurchase.

         9. Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of at least $1,000. A Holder may transfer or exchange Notes in accordance with the Investment Agreement, subject to the limitations set forth in the Investment Agreement and provided that any transfer of CD&R Barbados Notes by the Investor or any Holder that is a member of the CD&R Group to any Person not a member of the CD&R Group shall cause certain Liens and Guarantees established with respect to such CD&R Barbados Notes to be released, discharged and of no further force or effect with respect to such Notes. No charge shall be made by the Company for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in connection therewith.

         10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of it for all purposes.

         11. Defaults and Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Notes may become or be declared due and payable immediately in the manner and with the effect provided in the Investment Agreement.

         12. Amendment, Waiver. The Investment Agreement and the Notes may be amended as specified in the Investment Agreement.

         13. Governing Law. THE INVESTMENT AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

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LAWS OF THE STATE OF NEW YORK. THE PARENT, THE COMPANY AND ANY OTHER OBLIGOR IN
RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION AGREEMENTS OR THE NOTES.

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         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

                                          ACTERNA LLC



                                          By:______________________________
                                               Name:
                                               Title:

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